EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

among

PINNACLE ENTERTAINMENT, INC.,

PNK HOLDINGS, INC.,

PNK DEVELOPMENT 32, INC.,

and

AMERISTAR CASINOS, INC.

Dated as of December 20, 2012

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.11(b)(ix)
Acquisition Agreement	5.4(b)
Acquisition Proposal	8.3(a)
Action	3.9
Adverse Recommendation Change	5.4(b)
Affiliate	8.3(b)
Agreement	Preamble
AJCA	3.11(b)(ix)
Alternative Financing	5.16(c)
Alternative Merger	5.15(d)
Antitrust Law	8.3(c)
Articles of Merger	1.3
Black-Out Days	8.3(d)
Book-Entry Shares	2.3(b)
Business	8.3(e)
Business Day	8.3(f)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Board Recommendation	5.4(c)
Company Bylaws	3.1(c)
Company Causation Exception	7.3(d)
Company Charter	3.1(c)
Company Disclosure Letter	Article III
Company Employee	5.8(a)
Company Intellectual Property	8.3(g)
Company Plans	3.11(a)
Company Registered IP	8.3(h)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stock Plans	8.3(i)
Company Stock Right	2.2(b)
Company Stockholder Approval	3.3
Company Stockholders’ Meeting	5.5(b)
Company Termination Fee	7.3(b)
Confidentiality Agreement	5.6(b)
Consent Solicitation	5.15(a)
Consent Solicitation Statement	5.15(b)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Contract	3.4(a)
control	8.3(j)
Copyrights	8.3(v)
Costs	5.11(a)
Databases	8.3(u)
Datasite	8.3(k)
Debt Financing	4.7(a)
Debt Financing Commitment	4.7(a)
Designated Representations	8.3(l)
Designated Subsidiaries	8.3(m)
Designated Superior Proposal	5.4(c)(1)(I)
Dissenting Shares	2.5
Domain Names	8.3(u)
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Action	3.13(a)
Environmental Laws	8.3(n)
Environmental Permits	8.3(o)
ERISA	3.11(a)
ERISA Affiliate	3.11(b)(vii)
Exchange Act	3.4(b)
Existing Credit Agreement	5.17
Financing Covenants	8.3(p)
Financing Failure	8.3(q)
Foreign Antitrust Laws	3.4(b)
GAAP	3.5(b)
Gaming Approvals	8.3(r)
Gaming Authorities	8.3(s)
Gaming Law	8.3(t)
Goldman	4.7(a)
Governmental Entity	3.4(b)
HoldCo	Preamble
HSR Act	3.4(b)
Indemnified Parties	5.11(a)
Indenture	5.15(a)
Intellectual Property	8.3(u)
Intellectual Property Rights	8.3(v)
IRS	3.11(a)
JPMCB	4.7(a)
knowledge	8.3(w)
Law	3.4(a)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Licensed Company Intellectual Property	3.18(d)
Licensed Parties	4.11
Licensing Affiliates	4.11
Liens	3.2(a)
Management Principals	4.12
Marketing Period	8.3(x)
Material Adverse Effect	8.3(y)
Material Contract	3.15(a)
Materials of Environmental Concern	8.3(z)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Shareholder	2.1(a)(i)
Merger Sub	Preamble
Nevada Secretary of State	1.3
Nonqualified Deferred Compensation Plan	3.11(b)(ix)
Notes	5.15(a)
Notice of Designated Superior Proposal	5.4(c)(1)(I)
NRS	Recitals
Option Payments	2.2(a)
Option/Rights Payment Fund	2.3(a)
Owned Company Intellectual Property	8.3(aa)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Entity	3.3
Parent Financing Sources	8.3(bb)
Parent Material Adverse Effect	4.1(a)
Parent Permits	4.12
Parent Plan	5.8(c)
Parent Related Parties	7.3(d)(ii)
Patents	8.3(v)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Person	8.3(cc)
Personal Information	8.3(dd)
Proxy Statement	3.7
Representatives	5.4(a)
Required Information	5.16(a)
Requisite Gaming Approvals	8.3(ee)
Reverse Termination Fee	7.3(c)
Rights Payments	2.2(b)
SEC	3.5(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Securities Act	3.5(a)
Shares	2.1(a)(i)
Software	8.3(ff)
Specified Amendment	5.17
Subsidiaries’ Bylaws	3.1(d)
Subsidiaries’ Charters	3.1(d)
Subsidiary	8.3(gg)
Superior Proposal	8.3(hh)
Surviving Corporation	1.1
Takeover Laws	3.19
Tax Returns	8.3(ii)
Taxes	8.3(jj)
Termination Date	7.1(b)(i)
Trade Secrets	8.3(u)
Trademarks	8.3(u)
Transaction Expenses	8.3(kk)
Triggering Event	8.3(ll)
Vessels	8.3(mm)
WARN Act	5.8(e)
Work of Authorship	8.3(u)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 20, 2012, between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Parent”), PNK HOLDINGS, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“HoldCo”), PNK DEVELOPMENT 32, INC., a Nevada corporation and a wholly-owned Subsidiary of HoldCo (“Merger Sub”) and AMERISTAR CASINOS, INC., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are advisable to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and recommended to the Company’s stockholders that they adopt this Agreement in accordance with the Nevada Revised Statutes (the “NRS”) on the terms and conditions set forth herein;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of HoldCo has unanimously approved this Agreement and declared it advisable for HoldCo to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement; and

WHEREAS, Parent, HoldCo, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, HoldCo, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of HoldCo.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the fourth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067, unless another date, time or place is agreed to in writing by Parent and the Company; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), the Closing shall not occur until the earlier to occur of (a) a date during the Marketing Period specified by Parent on three Business Days written notice to the Company and (b) the first Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the articles of merger (the “Articles of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NRS. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such other date and time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, and without any further action on the part of either the Company or Merger Sub, the articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law; provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of the Corporation is Ameristar Casinos, Inc.”

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF

CERTIFICATES

Section 2.1 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, HoldCo, Merger Sub or the holders of any shares of capital stock of the Company, Parent, HoldCo or Merger Sub:

(i) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (x) Shares to be canceled in accordance with Section 2.1(a)(ii) and (y) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right of the holder of such Share (the “Merger Shareholder”) to receive $26.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, each such Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right of the Merger Shareholder of such Share to receive the Merger Consideration in respect of such Share to be issued or paid in accordance with Section 2.3, without interest.

(ii) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, HoldCo, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, cash dividends) or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to achieve the same economic outcome.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, and without any action on the part of the Company, Parent, HoldCo, Merger Sub or the holders thereof, each option to purchase Shares (each, a “Company Stock Option”) granted under any of the Company Stock Plans, whether vested or unvested, that is outstanding at the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option immediately following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option (such payments, collectively, the “Option Payments”); provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) At the Effective Time, and without any action on the part of the Company, Parent, HoldCo, Merger Sub or the holders thereof, each restricted stock unit (each a “Company Stock Right”) granted under any of the Company Stock Plans, whether vested or unvested, that is outstanding at the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Right immediately following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company Stock Right (such payments, collectively, the “Rights Payments”).

(c) Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the Merger Shareholders in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the Merger Shareholders shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) (i) with the Paying Agent, cash in immediately available funds in an amount sufficient to make all payments to Merger Shareholders required pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”), and (ii) in an account designated by Parent not fewer than two Business Days prior to the Effective Time, cash in immediately available funds in an amount equal to the sum of the Option Payments and the Rights Payments to be used by the Surviving Corporation solely to make the payments required by Section 2.2 (such cash being hereinafter referred to as the “Option/Rights Payment Fund”). Neither the Payment Fund nor the Option/Rights Payment Fund shall be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other actions contemplated by this Article II.

(b) Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a)(i), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a)(i). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a)(i) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry

Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a)(i), without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. Pacific time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. Pacific time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash in immediately available funds into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(h) At any time following the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it, Parent and/or the Surviving Corporation any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by Parent, providing an appropriate affidavit and/or the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) None of Parent, HoldCo, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company Stock Rights or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenter’s Rights. If, pursuant to the terms of NRS 92A.300 through 92A.500, holders of Shares are entitled to dissenter’s rights, then notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected dissenter’s rights under NRS 92A.300 through 92A.500, inclusive (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to the NRS; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to dissent and demand payment of fair value under the NRS, each such Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration in accordance with Section 2.1(a)(i), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for payment of the fair value (as defined in NRS 92A.320) in respect of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to NRS 92A.440 and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a Company SEC Document or particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Designated Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is, and at the Effective Time will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Vessels in the coastwise trade of the United States.

(b) Section 3.1(b)(i) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and for each such Subsidiary, its: state of organization, entity type, and outstanding number and type of membership interests, shares of capital stock, or other equity interests. Except for the Designated Subsidiaries, none of the Company’s Subsidiaries has assets or liabilities or obligations of any nature, whether or not accrued, contingent or otherwise (other than assets and liabilities in a de minimis amount), or engages in any business or operations.

(c) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

(d) The Company has previously furnished or otherwise made available to Parent a true and complete copy of each of the Designated Subsidiaries’ articles of incorporation or similar formational document (the “Subsidiaries’ Charters”) and bylaws or similar governing document (the “Subsidiaries’ Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. No Designated Subsidiary is in violation of any provision of its Subsidiary Charter or Subsidiary Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 120,000,000 Shares and 30,000,000 shares of preferred stock, par value $0.01 per share. As of December 17, 2012, (i) 32,866,494 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 28,459,155 Shares were held in treasury, (iii) an aggregate of 6,931,146 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plans, and (iv) an aggregate of 1,397,030 Shares were subject to or otherwise deliverable in connection with outstanding Company Stock Rights issued pursuant to the Company Stock Plans. No shares of preferred stock are issued and outstanding. Except as set forth above and except for changes since December 17, 2012 resulting from the exercise or settlement of Company Stock Options or Company Stock Rights outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company (except for securities reserved for issuance under any Company Stock Plan) or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (except for securities reserved for issuance under any Company Stock Plan), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are (1) owned by the Company or another wholly-owned Subsidiary of the Company, and (2) free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operations or business of the Company or any of its Subsidiaries.

(b) As of December 17, 2012: (i) 6,391,146 Shares are subject to issuance pursuant to outstanding Company Stock Options; (ii) 1,397,030 Shares are reserved for future issuance pursuant to outstanding Company Stock Rights (all of which are in the form of restricted stock units); and (iii) 2,581,618 Shares are reserved for future issuance pursuant to equity awards not yet granted under the Company Stock Plans. The Company has made available to Parent a complete and accurate list that sets forth with respect to each Company Stock Option and Company Stock Right outstanding as of December 17, 2012 the following information: (A) the particular plan (if any) pursuant to which such Company Stock Option or Company Stock Right was granted; (B) the name of the holder of such Company Stock Option or Company Stock Right; (C) the number of Shares subject to such Company Stock Option or Company Stock Right; (D) the per share exercise price (if any) of such Company Stock Option or Company Stock Right; (E) the date on which such Company Stock Option or Company Stock Right was granted; (F) the date on which such Company Stock Option or Company Stock Right expires; and (G) whether a Company Stock Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or any other equity based awards with respect to the Company.

Section 3.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority of the voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, HoldCo and Merger Sub (each a “Parent Entity” and collectively, the “Parent Entities”), constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called at which all of the directors of the Company were present, has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Designated Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to the Company or any of its Designated Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Designated Subsidiaries is a party or by which the Company or any of its Designated Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority (including any stock exchange and any Gaming Authority), agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as may be necessary to comply with the applicable requirements of The NASDAQ Stock Market, (iv) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (v) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (all such forms, reports, statements, certificates and other documents filed since January 1, 2009 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2011 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) The Company maintains disclosure controls and procedures (as defined in Rule 13a 15(e) and 15d-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d) The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2011. To the knowledge of the Company, since January 1, 2012, none of the Company, its Subsidiaries or the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company and its Subsidiaries; (B) any illegal act or fraud related to the operations or business of the Company or its Subsidiaries, whether or not material, that involves the Company’s management; or (C) any claim or allegation regarding any of the foregoing.

(e) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(f) The Company is in compliance in all material respects with the applicable rules, regulations and applicable listing requirements of the NASDAQ Stock Market, and has not since January 1, 2009 received any notice asserting any non-compliance with any of the foregoing.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of

December 31, 2011 included in the Company SEC Documents, (b) incurred in the ordinary course of business since the date of such balance sheet, none of which liabilities or obligations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement. Since January 1, 2012, neither the Company nor any of its Subsidiaries has entered into any material off-balance sheet transactions, arrangements, obligations (including contingent obligations), and other relationships with other Persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses of the Company and its Subsidiaries.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events. Since January 1, 2012 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Designated Subsidiaries or any of their respective properties or assets by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2009, challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither the Company nor any of its Designated Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, ruling or decree of any Governmental Entity (other than orders issued by Gaming Authorities under applicable Gaming Laws).

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively) and Gaming Laws, the Company and each of its Designated Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Designated Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the operations or business of the Company and its Subsidiaries, taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Designated Subsidiaries have been and are in compliance with all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any liability (contingent or otherwise). All such plans, agreements, programs, policies and arrangements are collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years the Form 5500 and attached schedules.

(b) With respect to the Company Plans:

(i) each Company Plan has, in all material respects, been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan;

(ii) except as would not reasonably be expected to result in any material liability, all contributions required to be made under the terms of any Company Plan have been timely made;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iv) no Company Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code;

(v) no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional material contributions, fines, penalties or loss of Tax deduction, as a result of such administration and operation;

(vii) no Company Plan provides, or reflects or represents any liability of any of the Company and its Subsidiaries to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law, and none of the Company, any Subsidiary or any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) has any material liability as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

(viii) no Company Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with another event). No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any individuals under any Company Plan will be an “excess parachute payment,” as such term is defined in Section

280G(b)(1) of the Code. The Company has not taken any action with respect to 2012 annual incentive awards that would cause such awards to be nondeductible under Section 162(m) of the Code. The Company is not obligated to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code;

(ix) each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith reasonable interpretation of (A) Section 409A of the Code and (B) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (A) and (B), together, the “409A Authorities”). No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in material compliance with the 409A Authorities (except to the extent it would not reasonably be expected to result in a material liability); and

(x) there are no Actions, audits or inquiries pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any, or with respect to, any Company Plan or fiduciary thereto or against the assets of any such Company Plan that would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

Section 3.12 Labor Matters.

(a) The Company has provided to Parent information setting forth, with respect to each Company Employee (including any Company Employee who is on a leave of absence or on layoff status subject to recall): (i) the identification number of such Company Employee; (ii) such Company Employee’s title or position; (iii) such Company Employee’s current base salary; and (iv) whether such Company Employee is classified as exempt or non-exempt.

(b) The employment of each of the Company Employees is terminable by the respective Company or Subsidiary, as applicable, at will without any notice or severance obligation or other cost or liability to the respective Company or Subsidiary.

(c) Each of the Company and its Subsidiaries is in material compliance with all applicable visa and work permit requirements with respect to any Company Employee, consultant, contractor or other non-employee service provider.

(d) Each of the Company and its Subsidiaries is in material compliance with all applicable employee licensing requirements and has used its reasonable best efforts to ensure that each Company Employee, consultant, contractor or other non-

employee service provider who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current and valid form.

(e) Each of the Company and its Subsidiaries since January 1, 2009, has complied, and is in compliance, in all material respects with all applicable Laws, order, judgment, injunction, rule or decree and Contracts (if any) respecting the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts gaming operations.

(f) (i) As of the date hereof, none of the Company’s or any of its Subsidiaries’ current officers or senior property managers has given the Company or any Company Subsidiary, as applicable, written notice terminating his or her employment with the Company or such Subsidiary or terminating his or her employment upon a sale of, or business combination relating to, the Company or such Subsidiary; (ii) to the Company’s knowledge, no Company Employee, consultant, or contractor is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other contract with any Person, or subject to any order, judgment, injunction, rule or decree, which in each case, individually or in the aggregate, would reasonably be expected to have a material effect on (A) the performance by such Person of any of his or her material duties or responsibilities for the Company or such Subsidiary, or (B) the Company’s or such Subsidiary’s business or operations; and (iii) to the Company’s knowledge, no current Company Employee, consultant, contractor or any other non-employee service provider is in violation of any material term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Company Employee, consultant, contractor or any other non-employee service provider to be employed or retained by the Company or such Subsidiary.

(g) Neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union contract with any labor union or labor organization and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries. To the knowledge of the Company, since January 1, 2009, there have not been any activities or proceedings of any labor union, Company Employee or group of Company Employees of the Company or any of its Subsidiaries to organize any employees including, but not limited to, the solicitation of cards from Company Employees to authorize representation by any labor union, works council or labor organization or any written or oral demand for recognition. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any labor union, works council, employee representatives or other representative bodies in order to consummate the Merger or other transactions contemplated herein.

(h) There is not now, nor has there been since January 1, 2009, any strike, slowdown, work stoppage, lockout or other material labor dispute, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

(i) Except as would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and at all times since January 1, 2009, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, leaves of absences, layoffs, and workers’ compensation, in each case, with respect to its Company Employees. Except as would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and at all times since January 1, 2009, have been, in compliance with all applicable Laws governing the classification of Company Employees, consultants, independent contractors and other service providers as independent contractors and employees and, where applicable, exempt or non-exempt. Neither the Company, nor any of its Subsidiaries is delinquent to, or has failed to pay, any of its Company Employees, consultants or independent contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals that would reasonably be expected to result in any liability that would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

(j) Except as listed in Section 3.12(j) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened involving any Company Employee, consultant, contractor or any other non-employee service provider that would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Body against the Company pertaining to any Company Employee, consultant, or independent contractor that would reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its Designated Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Designated Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Designated Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Designated Subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Designated Subsidiaries has received any written claim or complaint, or is presently subject to any Action, relating to noncompliance with any Environmental Laws or any other liabilities arising under or relating to pursuant to Environmental Laws (“Environmental Action”), and, to the knowledge of the Company, (x) no Environmental Action has been threatened in writing and (y) there are no facts, circumstances, or conditions that could reasonably be expected to give rise to an Environmental Action.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

Section 3.14 Taxes.

(a) All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. There is no outstanding claim in writing by any Governmental Entity where the Company or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax (including Taxes required to have been withheld by the Company or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Company SEC Documents.

(c) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(d) There are no proceedings (including assessments of deficiencies, audits or similar reviews) now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material amount of Tax. None of the Company or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of material Taxes. None of the Company or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(e) To the extent relevant to the Company, the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable (i) transfer pricing Laws and (ii) terms and conditions of any material Tax exemption, holiday or other similar incentive agreement, arrangement or order granted or issued to the Company or any of its Subsidiaries.

(f) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax law) executed on or prior to the Closing Date without the consent of Parent.

(g) Notwithstanding anything in this Agreement to the contrary, the representations in this Section 3.14, and the representations pertaining to the Code in Section 3.11, are the only representations in this Agreement with respect to Taxes.

Section 3.15 Contracts.

(a) Except for those Contracts previously filed with the SEC by the Company, Section 3.15 of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract (as defined below) (other than Material Contracts described in (a)(ii) below), an accurate and complete copy of each of which (other than Material Contracts described in (a)(ii) below) has been provided or made available to Parent by the Company on the Datasite. For purposes of this Agreement, each of the following Contracts that is unexpired and effective as of the date of this Agreement and under which the Company or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Material Contract”:

(i) any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $500,000 in the aggregate for remainder of the stated term of such Contract, other than those that are terminable by the Company of any of its Subsidiaries on no more than ninety days’ notice and without material liability or financial obligation to the Company or any of its Subsidiaries;

(iii) any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $500,000, other than (A) accounts receivables and payables, and (B) loans to or guarantees for direct or indirect wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice;

(iv) any Contract limiting, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries;

(v) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof) any real property that by the Contract’s terms requires payment or receipt, as the case may be, in excess of $500,000, and any executory Contract for the sale or purchase of any real property;

(vi) any Contract entered into since the date of the filing of the Company’s last proxy statement with any of the Company’s or any of its Subsidiaries’ officers, directors, employees, principal shareholders or Persons who, to the knowledge of the Company, are controlled thereby, or, to the knowledge of the Company, any member of such Persons’ immediate families, other than any written employment, consulting, management services agreement or other compensation or benefit plan with the Company, or the Company’s or its Subsidiaries’ written employee policies and procedures;

(vii) any Contract pursuant to which any third Person is licensed to use any material Intellectual Property owned by the Company or any of its Subsidiaries, and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed to use any material Intellectual Property, other than Contracts for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for an amount not in excess of $500,000 in any case over the term of the applicable Contract; or

(viii) any employment Contract with the Company or any of its Subsidiaries and any Contract with any labor union.

(b) Each Material Contract is valid and in full force and effect, and is enforceable against the Company and its Subsidiaries (and to the knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent that they have previously expired in accordance with their terms, or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

(c)(i) Neither the Company nor its Subsidiaries has materially violated or breached, or committed any material default under, any Material Contract; (ii) to the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract; and (iii) neither the Company nor its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent, (b) all material insurance policies of the Company and its Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default of, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17 Real Property; Vessels; Personal Property.

(a) Real Property. Section 3.17(i) of the Company Disclosure Letter contains a list of each parcel of real property owned by the Company and its Subsidiaries material to the operations or business of the Company or any of its Subsidiaries. Section 3.17(ii) of the Company Disclosure Letter contains a list of each parcel of real property leased by the Company and its Subsidiaries material to the operations or business of the Company and its Subsidiaries, taken as a whole.

(b) Vessels. Section 8.3(mm) of the Company Disclosure Letter contains a list of each Vessel and such list includes all Vessels used by the Company and its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, (i) each Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) each Vessel is, and on the Closing Date will be, a citizen of the United States, pursuant to Section 2 of the Shipping Act, 1916, 46 U.S.C. §50501, as amended, and eligible to own and operate the Vessel in the coastwise trade of the United States, (iii) the Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of the Company and its Subsidiaries, and (iv) to the Company’s knowledge, the improvements situated on the Vessels are free from structural defects and violations of Laws applicable thereto.

(c) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries are to the knowledge of the Company, in good operating condition, subject to normal wear and tear, and are reasonably fit and usable for the purposes for which they are being used.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property, good and merchantable title to the Vessels, and good title to all of its other tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.18.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered IP. To the knowledge of the Company, no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened with respect to any of the Company Registered IP. All Company Registered IP is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all material Trade Secrets of the Company and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) To the knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate, in a manner that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring or has occurred, which notice or claim remains pending or unresolved and that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries has issued any notice or claim since January 1, 2009 that a third Person is misappropriating or infringing any Owned Company Intellectual Property and no Owned Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any use or licensing thereof by the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Liens, and have not granted any license, covenant, release, immunity or other right with respect to any material Owned Company Intellectual Property to any Person other than non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities. All of the Company Intellectual Property that is material to the business or operations of the Company and its Subsidiaries, taken as a whole, and that is not Owned Company Intellectual Property (the “Licensed Company Intellectual Property”) is duly and validly licensed to the Company or its Subsidiaries pursuant to a valid and enforceable contract. For avoidance of doubt, the preceding sentence does not constitute a representation or warranty with respect to non-infringement of third Person Patents, which is addressed separately in Section 3.18(c). Following the Closing, the Surviving Corporation will own or have, and will be permitted to exercise, the same rights that the Company and its Subsidiaries had immediately prior to the Closing with respect to Intellectual Property and Intellectual Property Rights (other than off-the-shelf computer programs), in each case that are material to the operations or business of the Company and its Subsidiaries, taken as a whole, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise have been required to pay had this Agreement not been entered into and the transactions not occurred.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, the Company and each Designated Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure, and use of Personal Information; and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, modification, or breach of security of Personal Information maintained by or on behalf of by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its

Subsidiaries. To the knowledge of the Company, since January 1, 2009, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or breach of security of Personal Information maintained by or on behalf of any of the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. None of the execution, delivery, or performance of this Agreement or the consummation of the Merger or other transactions contemplated herein will or reasonably would be expected to result in any material violation of any privacy policy of the Company and its Subsidiaries or any applicable Law pertaining to privacy, data security, or Personal Information.

Section 3.19 State Takeover Statutes. None of the requirements or restrictions of any “fair price,” “moratorium,” “acquisition of controlling interest,” “combinations with interested stockholders” or similar anti-takeover Law (collectively, the “Takeover Laws”) enacted in any state in the United States applies to this Agreement or to any of the transactions contemplated hereby, including the Merger.

Section 3.20 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co. LLC and Centerview Partners LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a complete and correct summary of the material compensation terms in respect of all Contracts between the Company and Lazard Freres & Co. LLC or Centerview Partners LLC pursuant to which such firm would be entitled to any payment relating to the Merger or other transactions contemplated herein or otherwise.

Section 3.22 Opinion of Financial Advisor. Each of Lazard Freres & Co. LLC and Centerview Partners LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger

Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDCO AND MERGER SUB

Except (a) as disclosed or reflected in the Parent SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a Parent Qualifying SEC Document or particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent, HoldCo and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent Entities (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by any Parent Entity of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby (including the ability of Parent to obtain Debt Financing).

(b) Parent has previously furnished to the Company a true and complete copy of the organizational and governing documents of each Parent Entity, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. No Parent Entity is in violation of any provision of its organizational or governing documents in any material respect.

Section 4.2 Authority. Each Parent Entity has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent Entities and the consummation by the Parent Entities of the transactions contemplated hereby have been duly authorized by the Boards of Directors of each Parent Entity, and no other corporate proceedings on the part of any Parent Entity are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the filing of the Articles of Merger with the Nevada Secretary of State as required by the NRS. This Agreement has been duly executed and delivered by each Party Entity and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each Parent Entity, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the transactions contemplated hereby, do not and will not (i) conflict with or violate the organizational or governing documents of any Parent Entity, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent Entities, and the consummation by the Parent Entities of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of The New York Stock Exchange, (v) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by any Parent Entity for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Parent Entities make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of HoldCo and Merger Sub. HoldCo is a wholly owned subsidiary of Parent formed solely for the purpose of engaging in the Merger and the other transactions contemplated herein, including the Debt Financing. Merger Sub is an indirect wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since their respective dates of incorporation and prior to the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and the Debt Financing, neither HoldCo nor Merger Sub have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The duly authorized capital stock of HoldCo consists of 150,000,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding, fully paid and nonassessable. The duly authorized capital stock of Merger Sub consists of 50,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding, fully paid and nonassessable. All of the issued and outstanding capital stock of HoldCo and Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Financing

(a) Parent has delivered to the Company a true, complete and correct copy of an executed commitment letter, dated as of December 20, 2012 (such commitment letter as the same may be amended or replaced pursuant to Section 5.16(c) except by an Alternative Financing, is referred to herein as the “Debt Financing Commitment”), among Parent, JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC, and Goldman Sachs Lending Partners LLC (“Goldman”), pursuant to which, among other things, each of JPMCB and Goldman has agreed, subject to the terms and conditions of the

Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, 50% and 50%, respectively, of the financing commitments specified in Section 4.7 of the Parent Disclosure Letter, the proceeds of which are to be used to fund the Merger Consideration and to pay transaction fees and expenses and/or to refinance existing indebtedness of the Company and Parent, as specified in the Debt Financing Commitment. The financing commitments contemplated under the Debt Financing Commitment, as amended or replaced in compliance with Section 5.16(c), are referred to herein, individually and collectively, as the “Debt Financing”. (b) The Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is a legal, valid and binding obligation of the Parent and, to the knowledge of Parent, the other parties thereto. The Debt Financing Commitment (or any Debt Financing contemplated thereunder) has not been or will not be amended or modified, except as consistent with Section 5.16, and, as of the date hereof, the Debt Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent under the Debt Financing Commitment, and (ii) subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof and the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Debt Financing Commitment on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters, which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment) related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. As of the date hereof, subject to the terms and conditions of the Debt Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Financing Commitment, together with the available cash of Parent and the Company on the Closing Date (if any) and any Alternative Financing (if any), will be sufficient for the Parent Entities to consummate the Merger or the Alternative Merger upon the terms contemplated by this Agreement.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of HoldCo and of HoldCo as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) are the only votes or consents of the holders of any class or series of capital stock of HoldCo or Merger Sub necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

Section 4.9 Ownership of Shares. No Parent Entity or any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 Licensability. None of Parent, Merger Sub, any of their respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent, HoldCo and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Parent, HoldCo, Merger Sub, and each of their respective Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. To Parent’s knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Merger.

Section 4.12 Compliance with Gaming Laws.

(a) Each of the Licensed Parties, and to Parent’s knowledge, each of the Licensed Parties’ directors, officers, partners, managers, members, key employees and Persons performing management functions similar to those performed by officers, partners, or managers, holds all Gaming Approvals and all such Permits as are necessary to conduct the business and operations of the Licensed Parties as currently conducted, each of which is in full force and effect in all material respects (the “Parent Permits”), and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Parent Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to materially impair or delay the Closing. Each of the Licensed Parties, and to the knowledge of Parent, each of the Licensed Parties’ respective directors, officers, partners, managers, members, key employees and Persons performing management functions similar to those performed by officers, partners, or managers (collectively, “Management Principals”), is in compliance with the terms of the Parent Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing. No Parent Entity, nor any of their respective Licensing Affiliates has received notice of any investigation or review by any Gaming Authority or other Governmental Entity with respect to any Parent Entity, or any of their respective Licensing Affiliates or Management

Principals that is pending, and, to the knowledge of Parent, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not impair or delay the Closing.

(b) No Licensed Party, and no Licensing Affiliate or Management Principal of any Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $250,000 or more. To the knowledge of Parent, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval or other material license, finding of suitability, registration, permit or approval of the Licensed Parties, or any of their respective Licensing Affiliates or Management Principals. None of the Licensed Parties, and none of their respective Licensing Affiliates or Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any Parent Permit.

Section 4.13 Solvency of the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger and taking into account the financing necessary in order to consummate the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the Business; or (iii) have incurred debts beyond their ability to pay such debts as such debts become due.

Section 4.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that no Parent Entity or any other Person on behalf of any Parent Entity makes any express or implied representation or warranty to the Company.

Section 4.15 Access to Information. Each Parent Entity acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the Business with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation, warranty, or other statement by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries, to use reasonable best efforts to conduct its business in the ordinary course of business and to preserve substantially intact its business organization (including maintaining its material assets and preserving its material present relationships with suppliers, Governmental Entities, creditors, lessors and other Persons with which it has material business relations to the extent necessary therefor); provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Effective Time, except (w) as required or permitted by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law, or (z) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its articles of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock, except (A) pursuant to the exercise of Company Stock Options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments, or (B) quarterly grants of Company Stock Options (and issuances of Shares pursuant thereto) or Company Stock Rights, in each case, for employee promotions and new employee hires, in each case, to employees of the Company below the level of senior vice president or to employees of the Company’s Subsidiaries, in each case that are made in the ordinary course of business consistent with past practice; provided, however, no such grants of Company Stock Options or Company Stock Rights shall provide for accelerated vesting upon a change of control of the Company (including upon consummation of the Merger), unless (i) such acceleration is limited to only those awards that would have vested on or before the first anniversary of the applicable grant date or (ii) such grants are made pursuant to written employment agreements entered into, or offer letters made and accepted in writing, in each case, on or prior to the date of this Agreement, in each case which are set forth on Section 5.1(b)(ii) of the Company Disclosure Letter;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) quarterly cash dividends of $0.125 per Share on the Shares or (B) any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement (including settlement of Tax withholding obligations) of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) except as permitted in accordance with Section 5.1 of the Company Disclosure Letter, sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi) other than in the ordinary course of business, enter into, materially amend or terminate any Material Contract;

(vii) commit to any material new capital expenditures except (A) to the extent reflected in the Company’s capital expenditure budget set forth on Section 5.1(b)(vii) of the Company Disclosure Letter or (B) in connection with any cost over-runs with respect to the Company’s property in Lake Charles, Louisiana not to exceed $10 million in the aggregate;

(viii)(A) other than the extension of credit to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), or (B) incur any indebtedness for borrowed money or issue any debt securities, other than the incurrence of indebtedness in the ordinary course of business under the Company’s existing credit facilities, which aggregate amount outstanding under the Company’s existing credit facilities shall in no event exceed $925,000,000 as of June 30, 2013 (provided that such amount shall be increased by $10,000,000 following June 30, 2013 for each month subsequent to June 30, 2013, other than with respect to October 2013, in which such amount shall be increased by $45,000,000), or redeem or repurchase any indebtedness for borrowed money; provided, however, that, for the avoidance of doubt, amounts under the Company’s existing credit facilities may be repaid and/or re-borrowed provided the above amount is not exceeded.

(ix) except to the extent required by applicable Law, any arrangement approved or in effect as of the date hereof (and made available on the Datasite), as contemplated by Section 5.8, or as required to comply with The Patient Protection and Affordable Care Act and Health Care and Education Reform Act, (A) increase the compensation or benefits of any employee of the Company, other than in the ordinary course of business consistent with past practice, (B) increase the compensation or benefits of any director or officer of the Company with the title of senior vice president or above, (C) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees or directors, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or (E) enter into any collective bargaining agreement or similar agreement with respect to the Company or any Subsidiary of the Company or any employees of the Company and its Subsidiaries;

(x) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in Law or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xi) change any material Tax election, change any material Tax accounting method, file any material amended Tax Return or surrender any right to claim a material refund of Taxes (other than by the passage of time);

(xii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business;

(xiii) enter into any line of business in any geographic area, other than the current lines of business (including the construction of the Company’s property development in Lake Charles, Louisiana) of the Company and in the geographic areas where they are conducted as of the date hereof, or engage in the conduct of business that would require the receipt of any additional consents or approvals of a Governmental Entity in connection with the consummation of the Merger and the transactions contemplated hereby; or

(xiv) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xiii).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take, or omit to take, any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any approvals of any Governmental Entity

(including any Gaming Approvals) necessary for the consummation of the transactions contemplated hereby or (b) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give any of the Parent Entities, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, from and after the date of this Agreement, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney, accountant or other advisor retained by the Company or any of its Subsidiaries (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Company Board permitted under Section 5.4(b) or (c) or Section 7.1(c)(ii) shall not be deemed to be a breach of this Section 5.4(a). The Company agrees that it will immediately cease and cause to be terminated, and cause its Representatives to cease and cause to be terminated, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that any violation of the foregoing restrictions by any of the Company’s Subsidiaries or any Representative of the Company or any Company Subsidiary will be a breach of this Section 5.4(a) by the Company. The Company agrees that in the event it releases any Person from, or amends or waives any provision of, any confidentiality, “standstill,” non-solicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, it shall release Parent and Subsidiaries and Representatives of Parent from, and/or shall waive, all such parallel or analogous provisions of the Confidentiality Agreement. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines, in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) constitutes or may reasonably be expected to lead to a Superior Proposal, and subject to complying with Section 5.4(d), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less restrictive to such Person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement); provided, however, that the Company shall provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent; and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, further, that the Company Board or any committee thereof may take the actions described in subsections (i) and (ii) above only if the Company Board or any committee thereof determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would reasonably be expected to breach its fiduciary duties under applicable Law.

(c) Except as set forth in this Section 5.4(c), until the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof shall: (i) (A) fail to make or withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to Parent or Merger Sub, its recommendation of this Agreement or the Merger (the “Company Board Recommendation”), (B) fail to make a statement in opposition and recommend to the Company’s stockholders rejection of a tender or exchange offer for the Company’s securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Securities Act within ten Business Days after such tender or exchange offer shall have been announced or commenced by such third party, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), an “Adverse Recommendation Change”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.4(b)) (any of the foregoing, an “Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may:

(1) in response to a bona fide unsolicited written Acquisition Proposal that was made after the date hereof, that did not result from a breach of this Section 5.4, and that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (x) make an Adverse Recommendation Change if the Company Board has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Adverse Recommendation Change would reasonably be expected to breach its fiduciary duties under applicable Law, or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) and (only if the Company shall) concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to breach its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless, prior to or simultaneously with such termination, the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with Section 7.3(b); provided, further, that the Company Board shall not be entitled to make an Adverse Recommendation Change in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 7.1(c)(ii) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless:

(I) the Company has provided to Parent four Business Days’ prior written notice that it intends to take a such action (a “Notice of Designated Superior Proposal”), which notice shall describe the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the Company Board (a “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal, and a new four Business Day period);

(II) at the end of such four Business Day period, such Acquisition Proposal has not been withdrawn and the Company Board determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in a binding written offer in response to a Notice of Designated Superior Proposal which is capable of being accepted by the Company).

(d) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any written Acquisition Proposal, (ii) any written request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any written inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such

Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and attach a copy of any such written Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms and conditions of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal. The Company shall keep Parent reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Acquisition Proposal. The Company shall provide Parent with prior notice of any meeting of the Company Board or any committee thereof at which the Company Board or any committee thereof is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

(e) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to disclose such information would reasonably be expected to breach its fiduciary duties under applicable Law; provided, however, that in the case of both clause (i) and clause (ii), any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, may still be deemed to be an Adverse Recommendation Change pursuant to Section 5.4(c) unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure.

Section 5.5 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable, but in any event within 45 days, following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC. Parent, HoldCo, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent, HoldCo and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company and each Parent Entity will promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders’ Meeting. The Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its stockholders, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company shall give good faith and reasonable consideration to any comments made by Parent or its counsel. The Company shall promptly notify and provide to Parent and its counsel any comments the Company or its counsel receives from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

(b) As promptly as reasonably practicable and, in any event, no later than 40 days following the clearance of the Proxy Statement by the SEC, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(c), include in the Proxy Statement a statement to the effect that the Company Board (A) has unanimously determined that the Merger and this Agreement are advisable and (B) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; provided, however, that the Company shall be permitted to delay, postpone or cancel the Company Stockholders’ Meeting (but not beyond the Termination Date) if in the good faith judgment of the Company Board or any committee thereof (after consultation with its legal counsel) the failure to do so would reasonably be expected to breach the Company Board’s fiduciary duties under applicable Law.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and Representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, key management employees, properties, offices, other facilities and books and records, and shall promptly furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling or other invasive testing). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law, including Gaming Laws.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including any and all information or documents furnished pursuant to Section 5.4(d)) in accordance with the confidentiality letter agreement, dated November 15, 2012, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.7 Regulatory Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law and under any applicable Gaming Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) taking the steps necessary or desirable to obtain all consents, approvals (including Gaming Approvals) or actions of, make all filings with and give all notices to any Governmental Entity or any other Person required in order to permit consummation of the transactions contemplated by this Agreement; (iii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iv) resolving any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and preventing the entry of any court order, and vacating, lifting, reversing or overturning any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than 15 Business Days from the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c) In furtherance and not in limitation of the provisions of Section 5.7(a), Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and stockholders to, prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than 45 calendar days from the date of this Agreement, all applications and supporting documents necessary to obtain all required Gaming Approvals.

(d) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act or requests for supporting, supplemental, or additional documentation from any Gaming Authorities, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(e) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law or applicable Gaming Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider all reasonable comments timely made by the other party in this respect; provided, however, that no party shall be required to provide the other party with any filings (or related materials) if such party reasonably determines that the disclosure of filings (or related materials) would be materially prejudicial to such party’s business;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications (and, unless precluded by Law, providing copies of any such communications that are in writing) from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement, unless a party has a reasonable basis to object to the presence of the other party at any such meetings or appearances;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws or applicable Gaming Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(f) In addition, Parent shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and/or applicable Gaming Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to obtain as promptly as practicable the expiration of all waiting periods and obtain all Parent Permits and all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement, and (i) placing particular assets or an operating property in trust upon the Closing pending obtaining control upon subsequent Gaming Approval, (ii) agreeing to sell, divest, or otherwise convey particular assets or an operating property of Parent and its Subsidiaries, and (iii) agreeing to sell, divest, or otherwise convey particular assets or an operating property of the Company and its Subsidiaries, contemporaneously with or subsequent to the Effective Time.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall not require Parent to take any action that would require Parent to divest or place in trust, or permit or cause the Company to divest or place in trust, more than two operating properties (and under no circumstances more than one operating property in any one state). No actions taken pursuant to this Section 5.7 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h) Notwithstanding the foregoing, commercially, competitively and/or personal sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis, provided that the parties shall cooperate to enable appropriate communications to be made available to the other party with respect to such commercially or competitively sensitive information redacted if necessary.

Section 5.8 Employment and Employee Benefits Matters; Other Plans.

(a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to honor and maintain the severance-related provisions of existing Company Plans with respect to any Company Employee terminated during that 12-month period.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2013, to maintain for any Company Employee, subject to Section 5.8(a) above, cash compensation levels (including salary and bonus opportunities) that are no less favorable than the cash compensation levels maintained for and provided to such Company Employees immediately prior to the Effective Time, and benefits (including the costs thereof to Company Plan participants) that are either (x) no less favorable than those provided to such Company Employees immediately prior to the Effective Time or (y) substantially similar, in the aggregate, to those provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that nothing herein shall restrict Parent’s ability, from and after the Effective Time, to change when bonuses are paid to Company Employees to coincide with when bonuses are paid to the other employees of Parent and its Subsidiaries.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for all purposes (including eligibility to participate, vesting and benefit accruals), but not for purposes of benefit accruals under any defined benefit pension plans, under any employee compensation, incentive, and benefit (including vacation and paid time off) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent reflected in the Company’s books and records immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation, deferred compensation, or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries. This Section 5.8 shall be binding upon and inure solely to the benefit of each party hereto, and for the avoidance of doubt, nothing in this Agreement is intended to (A) confer upon any current or former employee or other service provider of the Company or its Subsidiaries any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation (if applicable) or any Subsidiary thereof (if applicable)), (B) constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, or (C) alter any collective bargaining agreement terms and conditions.

(e) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Readjustment and Notification Act (29 U.S.C. §2101) (the “WARN Act”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such 90-day period without complying with all provisions of the WARN Act, or any similar provision of applicable foreign Law.

(f) If so directed by Parent, the Company Board, one business day prior to the Effective Time, will adopt resolutions terminating any and all Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Subsidiaries, as applicable.

Section 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take such commercially reasonable actions as may be necessary to render such Law inapplicable to all of the foregoing or to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (c) of the first sentence of this Section 5.10, the Company’s compliance or failure of compliance with this Section 5.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director, manager or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, manager, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof, within 10 Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an unsecured undertaking, if and only to the extent required by the NRS, the Company Charter, the Company Bylaws, or any indemnification agreement (or form thereof) identified in Section 5.11(a) of the Company Disclosure Letter and in effect immediately prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter. Parent and the Surviving Corporation shall be jointly and severally liable for the obligation to provide indemnification to the Indemnified Parties.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the

Company and its Subsidiaries or in any indemnification agreement (or form thereof) identified in Section 5.11(a) of the Company Disclosure Letter and in effect immediately prior to the Effective Time between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy,” in either case of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the Indemnified Parties than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. All such policies, including any substitute policies, shall be issued by carriers rated A, XII or higher by A.M. Best Company. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid, non-revocable and non-cancellable tail policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any

Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. Each Parent Entity, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, the Parent Entities and the Company may make public statements in response to questions from the press, analysts, investors or those attending industry conferences so long as such statements are substantially consistent with press releases, public disclosures or public statements previously issued or made by Parent or the Company, as applicable.

Section 5.14 Obligations of Merger Sub and HoldCo. Parent shall take all action necessary to cause Merger Sub, HoldCo and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.15 Consent Solicitation.

(a) At the request and sole expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiaries to promptly commence, one or more consent solicitations (each, a “Consent Solicitation”), with respect to certain amendments and waivers to the indenture (the “Indenture”) governing the Company’s publicly traded 7.50% Senior Notes due 2021 (the “Notes”) on terms and conditions set forth in Section 5.15 of the Parent Disclosure Letter (or as may otherwise be agreed between the Company and Parent), and such other customary terms and conditions as are reasonably acceptable to the Company and Parent, and Parent shall assist the Company in connection therewith. If the Parent elects to proceed with any Consent Solicitation, the Company shall irrevocably take all corporate actions necessary for the Consent Solicitation. Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to the Notes, the Company and its Subsidiaries, as applicable, shall execute a supplement to the Indenture, amending the terms and provisions of the Indenture as reasonably requested by Parent and as set forth in the Consent Solicitation documents sent to holders of the Notes (which amendment may include amendments and waivers to certain covenants contained in the Notes or the Indenture which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under the Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any Consent Solicitation. Parent hereby covenants and agrees to provide (or to cause to be provided) when due and payable pursuant to the terms of any Consent Solicitation immediately available funds to the Company for the prompt and full payment at or prior to the Effective Time of any consent solicitation fees payable to the holders of the Notes for all consents properly tendered and not withdrawn to the extent required pursuant to the terms of such Consent Solicitation.

(b) Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with any Consent Solicitation, including the consent solicitation statement, related letters of transmittal and other related documents (collectively, the “Consent Solicitation Statement”) . Parent and the Company shall, and shall cause their respective Subsidiaries, agents and representatives to, reasonably cooperate with each other in the preparation of the Consent Solicitation Statement for each Consent Solicitation. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and the respective agents and representatives (including accountants, attorneys and other advisors) of the Company and its Subsidiaries to, provide Parent with such financial and other information with respect to the Company and its Subsidiaries, undertake reasonable efforts to obtain customary accountants’ comfort letters, if applicable, legal opinions, and other documentation and items relating to the Consent Solicitation and execute such documents and take such other actions, in each case, as may be reasonably requested by Parent to carry out the Consent Solicitation as contemplated hereunder. Each Consent Solicitation Statement (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with such Consent Solicitation shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of any Consent Solicitation any information in the Consent Solicitation Statement should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Consent Solicitation Statement, so that the Consent Solicitation Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company to the holders of the Notes. Notwithstanding anything to the contrary in this Section 5.15, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, if applicable, and any other Laws applicable in connection with any Consent Solicitation. In connection with any Consent Solicitation, Parent may select one or more solicitation agents or, if applicable, dealer managers (which may include JPMCB and Goldman and their respective Affiliates and any other agents or managers to be reasonably acceptable to the Company), information agents, and other agents to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent.

(c) If none of the Consent Solicitations undertaken pursuant to Section 5.15 is successful (or if Parent elects not to proceed with any Consent Solicitation pursuant to Section 5.15), then the Company shall, in accordance with the terms of the Indenture, (i) no later than 30 days, but no earlier than 60 days, prior to the Effective Time, mail a notice to the trustee under the Indenture and each holder of the Notes offering to repurchase Notes pursuant to the change of control provisions of the Indenture and (ii) take any other actions reasonably requested by Parent to otherwise comply with the change of control provisions of the Indenture and to facilitate the satisfaction and discharge of any Notes tendered as part of the change of control offer to repurchase pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto. Such change of control offer shall be made conditioned upon the closing of the Merger, and the closing of the change of control offer shall occur, if at all, on the same day as the Closing Date, or if requested by Parent on such later date, and such change in control offer otherwise shall comply with the terms of the Indenture. The redemption and satisfaction and discharge of the Notes pursuant to the preceding sentences are referred to collectively as the “Discharge” of the Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of the Notes.

(d) If the Consent Solicitation with respect to amendments and waivers to the Indenture necessary to consummate the Alternative Merger is successful, and the requisite consents to amend the Indenture are obtained on the terms and conditions set forth in the Consent Solicitation Statement, Parent may elect in its sole discretion to carry out an alternative acquisition structure, pursuant to which (i) a wholly-owned subsidiary of Parent will be merged with and into the Company, with the Company as the surviving corporation of such merger, and (ii) immediately following such merger, the surviving corporation will be merged with and into Parent (clauses (i) and (ii) collectively, the “Alternative Merger”); provided, however, Parent shall not have the right to implement the Alternative Merger if the same would alter the Merger Consideration. In the event Parent elects to carry out the Alternative Merger, the Company and Parent shall negotiate in good faith to amend this Agreement to reflect such Alternative Merger structure subject to the proviso in the immediately preceding sentence.

(e) Parent shall promptly, upon request by the Company (which may require a reasonable advance of the amount of such costs, fees and expenses), reimburse the Company for all documented out-of-pocket costs, fees and expenses reasonably incurred by or on behalf of the Company in connection with any Consent Solicitation and the Specified Amendment. Parent shall indemnify, defend, and hold harmless the

Company, its Subsidiaries and their respective Representatives (other than any direct indemnification of any solicitation agent or dealer manager, which shall be indemnified under the applicable solicitation agent or dealer manager agreement; provided, however, that Parent shall indemnify the Company and its Subsidiaries from and against any and all liabilities incurred by them in connection with any solicitation agent or dealer manager agreement) for any liabilities incurred by any of them in connection with any action taken by them pursuant to this Agreement with respect to any Consent Solicitation and the Specified Amendment; provided, however, that Parent shall not have any obligation to indemnify, defend, and hold harmless any such party or person to the extent it is finally determined by a court of competent jurisdiction that such damages suffered or incurred are attributable to information provided by the Company that contained a material misstatement or omission.

(f) The Company shall be deemed to have satisfied each of its obligations set forth in clauses (a) through (c) of this Section 5.15 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any Consent Solicitation.

Section 5.16 Financing.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies and otherwise reasonably cooperating with the marketing efforts of Parent Entities and the Parent Financing Sources for the Debt Financing; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of the Parent Entities, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) as promptly as reasonably practical, furnishing Parent and the Parent Financing Sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to prepare any offering memorandum, confidential information statement, lender presentation and other materials contemplated by the Debt Financing Commitment (including (A) financial (including financial projections) and other information regarding the Company and its Subsidiaries required to be provided to the Parent Financing Sources pursuant to the Debt Financing Commitment and (B) financial information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of non-convertible debt securities of HoldCo or, in the Alternative Merger, Parent (including assistance with the preparation of pro forma financial statements), or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company and its Subsidiaries to be included in such offering memorandum and which, with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in SAS 100) (all such information in this subsection (iii) of this Section 5.16(a), the “Required Information”); (iv) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), legal opinions, appraisals, surveys, title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent and, if requested by Parent or Merger Sub, to cooperate with and assist Parent or Merger Sub in obtaining such documentation and items; (v) executing and delivering any pledge and security documents and intercreditor agreements, guarantees, indentures, currency or interest hedging arrangements, other definitive financing documents, a certificate of the chief financial officer or other responsible officer of the Company with respect to the solvency of the Company and its Subsidiaries on a consolidated basis to the extent required in connection with the Debt Financing, and other certificates, opinions, documents and back-up therefor as may be reasonably requested by Parent (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, provided that any such documents shall be effective no earlier than the Closing Date; (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of preparing offering documents and establishing collateral arrangements to the extent customary and reasonable so long as any such actions do not unreasonably interfere with the conduct of the Company’s and its Subsidiaries’ business; (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing provided that any such accounts and arrangements shall be effective no earlier than the Closing Date; and (C) ensure that the solicitation and syndication of the Debt Financing benefit from the existing lending and banking relationships of the Company; (vii) entering into one or more credit or other agreements or indentures on terms satisfactory to Parent immediately prior to the Effective Time with respect to direct borrowings or debt incurrences by the Company contemplated by the Debt Financing; provided that any such documents shall be effective no earlier than the Closing Date; (viii) entering into any customary document in connection with the amendment of the Company’s current credit facilities and in connection with a Consent Solicitation and change of control offer to purchase the Notes, in each case as described in the Debt Financing Commitment in existence as of the date hereof; and (ix) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.16 or otherwise in connection with the Debt Financing, (i) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent or (ii) to incur any expense unless such expense is reimbursed by Parent on the termination of this Agreement in accordance with Article VII. Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.16 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries). Nothing contained in this Section or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.16 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(c) Parent shall use its reasonable best efforts to complete the Debt Financing on or before the Closing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may (i) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement (each on a non-exclusive basis until the Closing Date), or (ii) otherwise replace or amend the Debt Financing Commitment in effect on the date of this Agreement (including any Debt Financing contemplated thereunder) so long as such action would not reasonably be expected to delay or prevent the Closing (including with respect to approvals required in connection therewith under any applicable Gaming Laws) and the terms are not materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Financing Commitment as in effect on the date of this Agreement), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 5.16 and (ii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; provided, however, that if the Parent Entities have raised through alternative sources (an “Alternative Financing”) sufficient funds to meet their obligations to pay the Merger Consideration without any proceeds under one or more of the Debt Financing Commitments, the Parent Entities shall have no obligation to arrange any such Debt Financing on the terms and conditions described in such respective Debt Financing Commitment or otherwise so long as (A) Parent shall promptly notify the Company of any such Alternative Financing, and (B) Parent shall use its reasonable best efforts to secure Alternative Financing on terms that are not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent). In the event that all conditions to the Debt Financing Commitment (other than, with respect to the Debt Financing, the availability of equity financing) have been satisfied, Parent shall use its reasonable best efforts to cause the lenders to fund the Debt Financing required to consummate the Merger on the Closing Date; provided, however, that in no event shall the reasonable best efforts of Parent be deemed to require Parent to bring enforcement actions to cause such lenders to provide such financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, (A) Parent shall promptly notify the Company and (B) Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the Merger as promptly as possible. For the avoidance of doubt, in the event that (1) all or any portion of the contemplated Debt Financing (other than any bridge financing) has not been consummated, (2) all closing conditions contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) shall have been satisfied or waived, (3) Parent is unable to secure Alternative Financing in time to permit payment of the Merger Consideration and consummation of the Merger on or prior to the Termination Date (as such date may be extended pursuant to Section 7.1(b)(i)) and (4) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with the immediately preceding sentence of this Section 5.16(c)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing. Except as provided elsewhere in this Section 5.16, nothing contained in this Agreement shall prohibit any Parent Entity from entering into agreements relating to the Debt Financing or the operation of any Parent Entity or, as of the Effective Time, the Surviving Corporation, including adding equity providers or operating partners (so long as any such agreements or entering into such agreements would not reasonably be expected to materially impair or delay the Closing (including with respect to approvals required in connection therewith under any applicable Gaming Laws)).

(d) Notwithstanding anything to the contrary in this Section 5.16, the provisions of Section 5.16 shall not limit in any manner the ability of the Company or Parent to terminate this Agreement in accordance with Section 7.1(b)(i) or Section 7.1(b)(v) or the Company to terminate this Agreement in accordance with Section 7.1(c)(iii), in each case as a result of a Financing Failure, and the sole remedy for any such termination described in Section 7.3(d) shall be the payment by Parent of the Reverse Termination Fee.

Section 5.17 Further Assurances Regarding Existing Credit Agreement. The Company shall use its commercially reasonable efforts to obtain, at Parent’s sole cost and expense, any necessary amendments, in form and substance reasonably satisfactory to Parent, to the Company’s Credit Agreement, dated as of April 14, 2011 (as amended by the First Amendment to Credit Agreement dated as of April 16, 2012, the “Existing Credit Agreement”), so that no Default or Event of Default (each as defined therein) and no mandatory prepayment under Section 5.02 thereof will exist after giving effect to the Merger (the “Specified Amendment”) and the other transactions contemplated by this Agreement, and shall provide all cooperation reasonably requested by Parent in connection with the solicitation of such Specified Amendment from the lenders thereunder.

Section 5.18 Stockholder Litigation. The Company will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Merger or other transactions contemplated herein, and no full or partial settlement of any such litigation, including in each case, any payment of fees, will be agreed to by the Company (i) without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) without an unconditional release of all defendants from all liability arising out of such litigation. Any such participation by Parent will be at Parent’s sole cost and expense.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d) Gaming Approvals. All Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining whether such Parent Material Adverse Effect threshold has been met, all materiality, “Parent Material Adverse Effect”

and similar qualifiers set forth in such representations and warranties shall be disregarded in determining the accuracy of such representations and warranties).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) Except as set forth in subsections (ii) and (iii) below, each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining whether such Material Adverse Effect threshold has been met, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded in determining the accuracy of such representations and warranties).

(ii) Except as set forth in subsection (iii) below, each of the Designated Representations shall be true and correct in all material respects as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent any such Designated Representations expressly relate to an earlier date, in which case as of such earlier date), it being understood that, for purposes of determining whether such materiality threshold has been met, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such Designated Representations shall be disregarded in determining the accuracy of such Designated Representations.

(iii) The representations and warranties contained in Section 3.2(a) (other than the last sentence of Section 3.2(a)) and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects only as of such earlier date) as though made as of the Closing Date, except where the failure of such representations and warranties to be true and correct as of the date of this Agreement and as of the Closing Date does not, directly or indirectly, result (including through additional Shares, Company Stock Options and Company Stock Rights being outstanding) in additional costs (including by virtue of increased aggregate Merger Consideration payable hereunder or otherwise) to Parent or any of its Subsidiaries in excess of $250,000 in the aggregate.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) Existing Credit Agreement. The Parent shall have received evidence that the Company has obtained a payoff letter as of the Closing Date in respect of the Existing Credit Agreement with respect to all amounts due and payable to the lenders and various agents thereunder, including but not limited to principal, interest and fees, and Lien release documents (if any) related thereto, each in form and substance reasonably satisfactory to the Parent; provided that if the Company has obtained the Specified Amendment, the Parent may, at its option, accept such Specified Amendment in lieu of such payoff letter.

For the avoidance of doubt, the obtaining of Debt Financing is not a condition to the obligations of Parent and Merger Sub to effect the Merger; provided, however, that if this Agreement is terminated as a result of a Financing Failure, the Company’s sole and exclusive remedy shall be the payment by Parent of the Reverse Termination Fee, if any, to the Company as provided in Section 7.3(d).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by HoldCo and Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated before September 21, 2013, or, if the Marketing Period has started and is in effect at such date, then the second Business Day following the expiration of the Marketing Period (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement; provided further, that if as of the Termination Date, all of the conditions precedent to Closing other than the condition set forth in Section 6.1(d) (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) shall have been satisfied as of the Termination Date, then either Parent or the Company may unilaterally extend the Termination Date for 90 days upon written notice to the other by the Termination Date, in which case the Termination Date shall be deemed for all purposes to be so extended; provided further, however, that with respect to any such unilateral extension by the Company or Parent, the Termination Date shall only be extended for the duration (not to exceed 90 days) during which the Debt Financing Commitment (or any alternative debt financing commitment meeting the requirements of Section 5.16), in each case, after giving effect to the extension, if any, of the same, remains in full force and effect; provided further, however, that if the Merger is not consummated by the Termination Date as a result of a Financing Failure, then, notwithstanding the first proviso of this Section 7.1(b)(i), Parent may terminate this Agreement pursuant to Section 7.1(b)(v). For the avoidance of doubt, nothing in this Agreement shall be construed to obligate Parent to seek or obtain any extension of the Debt Financing Commitment (or, after September 21, 2013, to seek any alternative debt financing commitment meeting the requirements of Section 5.16).

(ii) if the Company or any Parent Entity receives a definitive oral or written notice or determination from any Gaming Authority or the staff of any Gaming Authority that a Parent Entity will not be granted any Gaming Approval by such Gaming Authority that is required in order for the condition set forth in Section 6.1(d) to be satisfied; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, any such Gaming Authority’s refusal to grant any such Gaming Approval;

(iii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule or decree, ruling or other action in accordance with Section 5.7;

(iv) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party will not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to obtain the Company Stockholder Approval results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time; or

(v) if the conditions to Closing set forth in Section 6.1 and Section 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and the Parent Entities are unable to satisfy their obligation to effect the Closing at such time because of a Financing Failure; provided, however, that, prior to the Termination Date, Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(v) if Parent has materially and willfully, intentionally or knowingly breached the Financing Covenants;

(c) by the Company:

(i) if Parent, HoldCo or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or if such breach or failure to perform occurs within 30 days of the Termination Date, delivered within 7 days of such breach or of the date such performance was due), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) only prior to having obtained the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal, if prior to the receipt of the Company Stockholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company has complied with the provisions of Section 5.4, and (C) prior to or concurrently with such termination, the Company pays the Company Termination Fee due under Section 7.3; or

(iii) if all the closing conditions contained in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied) and Parent fails to fund the Payment Fund at the Closing;

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or if such breach or failure to perform occurs within 30 days of the Termination Date, delivered within 7 days of such breach or of the date such performance was due), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if a Triggering Event has occurred at any time prior to the receipt of the Company Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, HoldCo, Merger Sub, on the one hand, or the Company, on the other hand, except that if there has been any material and willful, intentional or knowing (i) failure of any party to perform its covenants, agreements or obligations hereunder or (ii) breach by any party of its representations and warranties contained in this Agreement, then such party will be fully liable for any liabilities or damages suffered by the other parties hereto as a result of such failure or breach. Notwithstanding the foregoing or anything else to the contrary in this Agreement, if this Agreement is terminated as a result of a Financing Failure, the Company’s sole and exclusive remedy shall be the payment by Parent of the Reverse Termination Fee to the Company, if any, as provided in Section 7.3.

(b) Notwithstanding anything to the contrary in Section 7.2(a) above, in the event of termination of this Agreement, the Confidentiality Agreement and the provisions of Sections 3.21 and 4.10 (Brokers), Section 5.13 (Public Announcements), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.11 (Severability), Section 8.12 (Waiver of Jury Trial), and Section 8.15 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in Section 5.7(b), Section 5.15(e) or this Section 7.3, all fees and expenses incurred in connection with this Agreement, the

Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be shared equally by Parent and the Company.

(b) If:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders’ Meeting or any adjournment or postponement thereof, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such vote to adopt this Agreement, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, such Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv) and, prior to the Company Stockholders Meeting, there has been a Triggering Event;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay Parent a termination fee of $38,000,000 in cash (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (A) upon the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (B) as promptly as practicable, but in any event no later than two Business Days, after termination of this Agreement by Parent in the case of a Company Termination Fee payable pursuant to Sections 7.3(b)(ii) or (iv), or (C) prior to or simultaneous with such termination of this Agreement by the Company in the case of a Company Termination Fee payable pursuant to Sections 7.3(b)(ii) or (iii); provided, however, that with respect to any payment of the Company Termination Fee pursuant to Section 7.3(b)(i) above, the amount, if any, of any payment made by the Company to Parent pursuant to Section7.3(c) below shall be deducted from the amount of the Company Termination Fee payable to Parent in such instance.

Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and the Company Termination Fee is payable to Parent pursuant to this Section 7.3(b), then, in such instances, Parent’s right to receive the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Entities and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby and thereby and shall be the sole and exclusive remedy of the Parent Entities and their respective Affiliates against the Company and its Subsidiaries.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iv), and prior to such termination there shall not have been a Triggering Event, then the Company shall as promptly as practicable, but in any event no later than two Business Days, after the termination of this Agreement (in the case of a termination by Parent) or prior to or simultaneously with the termination of this Agreement (in the case of a termination by the Company), reimburse Parent for fifty percent (50%) of all Transaction Expenses, up to a maximum reimbursement of $12,500,000 by the Company.

(d) If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(v) or by the Company pursuant to Section 7.1(c)(iii), and at the time of any such termination (A) each of the conditions set forth in Section 6.1 and Section 6.3 has been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), (B) there exists an uncured Financing Failure, and (C) none of the circumstances described in Section 7.3(b) are applicable, except in the case (1) where a Financing Failure was directly and primarily caused by a breach of any express obligation of the Company under this Agreement and such breach is not cured within 30 days after written notice thereof by Parent to the Company specifying such breach in particularity, or (2) of the occurrence of the events described in either Sections 8.3(w)(A) or 8.3(w)(C) (clauses (1) and (2), a “Company Causation Exception”); or

(ii) by the Company or Parent pursuant to (A) Section 7.1(b)(i) due to the failure of the condition set forth in Section 6.1(d), or (B) Section 7.1(b)(ii);

then, in any such case, Parent will pay to the Company, at the time specified in the next sentence, a termination fee of $85,000,000 in cash (the “Reverse Termination Fee”). In the case of termination of this Agreement by the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(v) or Section 7.1(c)(iii) under the circumstances set forth in Section 7.3(d)(i) (other than in the event of a Company Causation Exception), or by the Company pursuant to Section 7.1(b)(i) under the circumstances set forth in Section 7.3(d)(i) or pursuant to Section 7.1(b)(ii), the Reverse Termination Fee will be paid by Parent as promptly as practicable, but in any event no later than two Business Days, after such termination, and in the case of termination of this Agreement by Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(v) under the circumstances set forth in Section 7.3(d)(i), or by Parent pursuant to Section 7.1(b)(i) under the circumstances set forth in Section 7.3(d)(ii)

or pursuant to Section 7.1(b)(ii), the Reverse Termination Fee will be paid by Parent prior to or simultaneous with such termination.

(e) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and the Reverse Termination Fee is payable to the Company pursuant to Section 7.3(d), then, in such instances, the Company’s right to receive the Reverse Termination Fee:

(i) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement, the Debt Financing and Debt Financing Commitment, and the transactions contemplated hereby and thereby; and

(ii) shall be the sole and exclusive remedy of the Company and its Affiliates against the Parent and its Subsidiaries (including the other Parent Entities), the Parent Financing Sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and none of the Parent Entities, the Parent Financing Sources or any of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. In the event of any Financing Failure, the Parent Financing Sources will not have any liability of any nature (for any breach of this Agreement or of the Debt Financing Commitment) to the Company or any of its Subsidiaries or to any stockholder or Affiliate of the Company or any of its Subsidiaries. The parties agree that the Reverse Termination Fee (whether or not payable due to a Company Causation Exception) and the agreements contained in Section 7.3(d) are an integral part of the Merger and that the Reverse Termination Fee (whether or not payable due to a Company Causation Exception) constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement, except for Parent’s obligation to pay to the Company the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 7.3(d):

(A) neither Parent, HoldCo, Merger Sub nor any other Parent Related Parties will have any liability (1) for any inaccuracy in any representation or warranty set forth in Section 4.7 or any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (2) any breach of any of the Financing Covenants; and

(B) in the event of any Financing Failure, none of Parent, its Subsidiaries (including the other Parent Entities), the Parent Financing Sources or any of Parent Related Parties will have any liability of any nature (for any breach of this Agreement or any breach in connection with the Debt Financing or Debt Financing Commitment) to the Company or any of its Subsidiaries or to any stockholder or Affiliate of the Company or any of its Subsidiaries.

Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained in this Agreement, following the termination of this Agreement, in no event will the Company or any of its Subsidiaries (and the Company will ensure that the Company’s and its Subsidiaries’ and their respective controlled Affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with any inaccuracy or breach of the type referred to in the clause (A) above or in connection with any Financing Failure (except that the Company may seek to recover the Reverse Termination Fee if and when such Reverse Termination Fee becomes payable by Parent to the Company pursuant to Section 7.3(d).

(f) Each party hereto acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due pursuant to Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in Section 7.3, such party shall pay other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, Section 5.16, Section 7.3, Section 7.4, Section 8.7, Section 8.8, Section 8.10 and Section 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to the Parent Financing Sources without the prior written consent of the Parent Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, HoldCo, Merger Sub or the Surviving Corporation, to:

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Attention: General Counsel

Facsimile: (702) 541-7773

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94109

Attention: Robert S. Townsend

Facsimile: (415) 268-7522

E-mail: RTownsend@mofo.com

(ii)	if to Company, to:

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: General Counsel

Facsimile: (702) 733-8478

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, California 90067

Attention: Jonathan K. Layne

Facsimile: (310) 552-7053

E-mail: JLayne@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger;

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(d) “Black-Out Days” means any day occurring from (i) May 24, 2013 through May 28, 2013, (ii) July 3, 2013 through July 5, 2013 or (iii) August 19, 2013 through and including September 2, 2013;

(e) “Business” means the business of the Company and its Subsidiaries (taken as a whole) as conducted on the date of this Agreement;

(f) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(g) “Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used or practiced by the Company or any of its Subsidiaries;

(h) “Company Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property.

(i) “Company Stock Plans” means the Company’s Amended and Restated 1999 Stock Incentive Plan, the Company’s 2002 Non-Employee Directors’ Stock Election Plan, and the Company’s Amended and Restated 2009 Stock Incentive Plan;

(j) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(k) “Datasite” means the electronic data room maintained by Merrill Corporation (as long as the applicable document or information was available in the electronic data room before 10:00 a.m. (Pacific time) on December 20, 2012);

(l) “Designated Representations” means the representations and warranties of the Company contained in Sections 3.2 (Capital Stock), 3.3 (Authority), and 3.21 (Brokers) of this Agreement;

(m) “Designated Subsidiaries” means the Subsidiaries of the Company listed on Section 3.1(b)(ii) of the Company Disclosure Letter.

(n) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act;

(o) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws;

(p) “Financing Covenants” means the covenants and obligations of Parent in Section 5.16 of the Agreement and all other covenants and obligations of Parent in the Agreement that relate to any Debt Financing, regardless of whether such covenants and obligations refer specifically to such Debt Financing;

(q) “Financing Failure” means a refusal or other failure, for any reason, on the part of any Person (other than Parent or its Affiliates) that has executed the Debt Financing Commitment or any definitive financing document relating to any of the Debt Financing, or on the part of any other Person obligated or expected at any time to provide any portion of such Debt Financing;

(r) “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages ownership or the operation, management and development of any gaming operations, and, in the case of the Company, including the ownership, operation, management and development of the Business;

(s) “Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, Nevada, the Ohio Lottery Commission, the Ohio State Racing Commission, the Texas Racing Commission, and the Texas Alcoholic Beverage Commission;

(t) “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities;

(u) “Intellectual Property” means any and all of the following to the extent protected by Intellectual Property Rights or Intellectual Property Rights are embodied therein: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (vi) databases and other compilations and collections of data or information (“Databases”); (vii) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (viii) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (ix) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”); and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein;

(v) “Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing;

(w) “knowledge” of the Company means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.3(w) of the Company Disclosure Letter;

(x) “Marketing Period” means the first period of ten consecutive Business Days, which shall not include any Black-Out Days, commencing after the date hereof and throughout which (i) Parent shall have received the Required Information, and (ii) the conditions set forth in Sections 6.1 and 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied); provided that (x) the Marketing Period shall end no later than (1) September 27, 2013 unless Parent or the Company extends the Termination Date pursuant to Section 7.1(b)(i), in which case the Marketing Period shall end two Business Days prior to the Termination Date so extended in accordance with Section 7.1(b)(i) or (2) any earlier date that is the date on which the Debt Financing is obtained and (y) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period:

(A) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any historical consolidated financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by Ernst & Young LLP or another independent registered public accounting firm reasonably acceptable to Parent;

(B) the financial statements included in the Required Information (including the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC) that is available to Parent on the first day of any such ten-Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such ten-Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such ten-Business Day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new ten Business Day period; or

(C) the Company issues a written public statement indicating its intent to restate any historical financial statements of the Company or any portion of such financial statements that are reasonably expected to have a material impact on the business or the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, or indicating that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement of the historical financial statements shall be required in accordance with GAAP.

(y) “Material Adverse Effect” means any event, change, occurrence or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries or markets in which the Company or its Subsidiaries operate or intend to operate, including increased competition, (iii) any actions required to be taken pursuant to Section 5.7 of this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws or applicable Gaming Laws necessary for the consummation of the Merger, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity, crisis or emergency, (viii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by this Agreement or (x) any actions taken (or omitted to be taken) at the request of Parent;

(z) “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws;

(aa) “Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part). “Owned Company Intellectual Property” includes, but is not limited to, the Company Registered IP;

(bb) “Parent Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with any of the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in any of the Debt Financing and their successors and assigns;

(cc) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, or other entity or organization, including any Governmental Entity;

(dd) “Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, e-mail address, social security number, driver’s license number, credit or debit card number, or financial account information;

(ee) “Requisite Gaming Approvals” means only those Gaming Approvals from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and

the Nevada Gaming Commission as are necessary in order to allow the Company and its Subsidiaries, upon the consummation of the Merger, to continue their operation solely of the Subsidiaries’ respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities);

(ff) “Software” means, all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing;

(gg) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(hh) “Superior Proposal” means any Acquisition Proposal (A) on terms which the Company Board determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any adjustment to this Agreement proposed by Parent in response to such Acquisition Proposal) and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining the required Gaming Approvals), legal and other aspects of such proposal as the Company Board, in the good faith performance, discharge and exercise of its fiduciary duties, deems relevant; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%;”

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return filed or required to be filed with a Governmental Entity;

(jj) “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts;

(kk) “Transaction Expenses” means all reasonable out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, financing fees and filing fees) that have been incurred or paid or that may become payable by or on behalf of the Parent Entities or any of their Subsidiaries in connection with (i) the preparation, negotiation and performance of this Agreement, the Debt Financing and all related agreements and documents, (ii) the due diligence investigation conducted with respect to the Company and its Subsidiaries, and (iii) the Merger and Debt Financing (provided that “Transaction Expenses” shall not include any fees or expenses relating to any Parent Entities’ internal costs and expenses);

(ll) “Triggering Event” means any of the following: (i) the occurrence of an Adverse Recommendation Change, (ii) the Company shall have failed to include in the Proxy Statement, or shall have amended the Proxy Statement to exclude, the Company Board Recommendation, or (iii) the Company shall have entered into any Acquisition Agreement; and

(mm) “Vessels” means those casino gaming vessels owned and operated by a Subsidiary of the Company in East Chicago, Indiana, Kansas City, Missouri, St. Charles Missouri, and Council Bluffs, Iowa, whose names, U.S. Coast Guard official numbers, and hailing ports are set forth on Section 8.3(mm) of the Company Disclosure Letter.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II, (c) from and after the

Effective Time, the rights of holders of awards made under any of the Company Stock Plans to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement and (d) with respect to Section 5.16, Section 7.3, Section 8.7, Section 8.8, Section 8.10 and Section 8.12, which shall inure to the benefit of the Parent Financing Sources benefiting therefrom to the extent of their rights thereunder, and who are intended to be third party beneficiaries thereof. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Nevada, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Nevada.

Section 8.8 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding Section 8.7 and Section 8.8(a) above, each of the parties hereto agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Parent Financing Source in connection with this Agreement, the Debt Financing Commitment or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, shall be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Laws exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) not to bring or permit any of its Affiliates or representatives to bring or support anyone else in bringing any such action in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.2 shall be effective service of process against it for any such action brought in any such court; (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court; (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (vi) that such action shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of New York; and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12. The provisions of this Section 8.8(b) shall be enforceable by each Parent Financing Source, its Affiliates and their respective successors and permitted assigns.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations contained in this Section 8.10, each of the Company and the Parent Entities shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Nevada located in Clark County, Nevada or any federal court located in Clark County, Nevada, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding this Section 8.10 nor anything else to the contrary contained in this Agreement, (i) the Company will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any of the Financing Covenants, except with respect to a material and willful, intentional or knowing breach by Parent of the specific covenant or obligation sought to be enforced, and (ii) notwithstanding the foregoing clause (i), in the event of a termination of this Agreement under circumstances in which the Reverse Termination Fee is paid, the Company will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of any of the Parent Entities.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO ANY DEBT FINANCING, DEBT FINANCING COMMITMENT OR THE PERFORMANCE THEREOF.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.14 Facsimile or Electronic Signature. This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent, Merger Sub (other than Parent), or any officer, director, manager, employee, agent, representative or investor of or in any party hereto

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President and Chief Executive Officer

PNK HOLDINGS, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President

PNK DEVELOPMENT 32, INC.

By:	/s/ Anthony Sanfilippo
Name: Anthony Sanfilippo
Title: President

AMERISTAR CASINOS, INC.

By:	/s/ Gordon R. Kanofsky
Name: Gordon R. Kanofsky
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]